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EXHIBIT 11.  Computation of Earnings Per Share
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                                                In Thousands, Except Per Share Data
                                            ---------------------------------------------
                                                   Three Months Ended    Six Months Ended
                                                         June 30             June 30
                                                   -----------------    -----------------
                                                     1996       1995      1996      1995
                                                   -------    -------   -------   -------
Primary:

Average shares outstanding                          24,565     24,635    24,700    24,607

Less leveraged ESOP shares                            (113)       (50)     (109)      (50)
Net effect of the assumed exercise of stock
 options - based on the treasury stock method
 using average market price                            597        643       554       649
                                                   -------    -------   -------   -------
 Total                                              25,049     25,228    25,145    25,206
                                                   =======    =======   =======   =======

Net income                                         $13,763    $11,863   $27,039   $23,083

Per share amount                                   $   .55    $   .47   $  1.08   $   .92


Fully Diluted:

Average shares outstanding                          24,565     24,635    24,700    24,607

Less leveraged ESOP shares                            (113)       (50)     (109)      (50)
Net effect of the assumed exercise of stock
 options - based on the treasury stock method
 using higher of quarter-end and average
 market price                                          618        686       621       676
                                                   -------    -------   -------   -------
                                                    25,070     25,271    25,212    25,233
                                                   =======    =======   =======   =======

Net income                                         $13,763    $11,863   $27,039   $23,083

Per share amount                                   $   .55    $   .47   $  1.07   $   .92
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